Exhibit 99.1

ATP Announces First Quarter 2011 Results and Operations Update

HOUSTON--(BUSINESS WIRE)--May 9, 2011--ATP Oil & Gas Corporation (NASDAQ:ATPG) today announced first quarter 2011 results and an update on its operations.

Results of Operations

Revenues from oil and gas production were $166.5 million for the first quarter 2011, compared to $93.0 million for the first quarter 2010. Increased revenues from production were attributable to higher production volumes and higher oil prices. Oil and gas production for the first quarter 2011 was 2.3 MMBoe (26.0 MBoe/d) compared to 1.5 MMBoe (16.6 MBoe/d) for the first quarter 2010, a 56% increase. Average prices were up 29% over the same period a year ago. Oil represented 68% of total production for the first quarter 2011, compared to 58% of total production for the first quarter 2010.

ATP recorded a net loss attributable to common shareholders of $119.5 million or $(2.34) per basic and diluted share for the first quarter 2011, compared to $0.9 million or $(0.02) per basic and diluted share for the same 2010 period. The 2011 period includes derivative expense of $50.3 million ($42.9 million of which is unrealized) and $18.5 million of drilling interruption costs associated with the Gulf of Mexico moratorium.

Telemark Hub Update

At the Mississippi Canyon (“MC”) 941 #4 well, ATP completed running intermediate casing above the targeted reservoir and is currently drilling ahead. Operations over the next 60-70 days will include drilling through the pay section, running production casing and cementing, followed by running the production risers and completing the well. Subsequent to completion, the well will be tied into the facilities and flow tested, with production expected in the early part of the third quarter.

The permit for the MC 942 #2 well has been submitted. Upon receipt of the permit and the completion of the MC 941#4 well, ATP plans initial drilling of the remaining portion of the MC 942 #2 well during the third quarter 2011 and expects its production during the fourth quarter 2011.

ATP operates the deepwater Telemark Hub with a 100% working interest and owns 100% of the ATP Titan and associated pipelines and infrastructure.

Israel Expansion

During February 2011, ATP entered into agreements to acquire interests in five deepwater licenses in the Mediterranean Sea off the coast of Israel. During April 2011 the Israeli Ministry of National Infrastructure approved the transfer of three of the licenses, allowing ATP to acquire the interest in and operate Daniel East, Daniel West and Shimshon. The remaining two licenses are expected to be approved during the second quarter 2011. ATP will operate all the licenses with working interests ranging from 40% to 50%.

Capital Resources and Liquidity

During February 2011, ATP entered into an Incremental Loan Assumption Agreement and Amendment No. 1 (the “Amendment”) relating to its Credit Agreement dated as of June 18, 2010 (the “Credit Agreement”) to, among other things, decrease the interest rate on the entire balance outstanding from 11% to 9%. Additional borrowings were $60.0 million ($58.0 million, net of transaction costs and discount).

During March 2011, ATP entered into the First Amendment to Term Loan Agreement and Limited Waiver (“Titan Amendment”) relating to its term loan facility– ATP Titan assets to, among other things, modify the conditions precedent for incremental borrowings drawn under the Titan facility. Additional borrowings were $50.0 million ($44.2 million, net of transactions costs and discount).

During April 2011, ATP conveyed a dollar-denominated override in the MC711 Hub for $25.0 million. This override obligates the company to deliver a percentage of the proceeds from the future sale of hydrocarbons in the specified proved properties until the purchaser recovers its original investment plus an overall rate of return. Upon payment of the agreed dollar amounts, ownership of the override reverts to the company.

Also during April 2011, ATP closed an NPI transaction in the Telemark Hub for $40.0 million. The purchaser acquired an existing vendor NPI for $19.7 million, thereby extinguishing the existing NPI liability of $20.8 million, and contributed an additional $20.3 million toward the development of the Telemark Hub in exchange for a larger percentage of the net profits from production at the Telemark Hub that will continue until the purchaser recovers $40.0 million, plus an overall rate of return. Upon payment of the agreed dollar amounts, ownership of the NPI reverts to ATP.

ATP incurred $90.8 million of capital expenditures ($85.9 million excluding capitalized interest) on oil and gas properties during the first quarter 2011, of which $0.4 million was funded through vendor deferral programs. These capital expenditures were predominantly related to the Gomez and Telemark Hubs, and the Octabuoy production platform.

In the remainder of 2011, ATP anticipates incurring $350 million to $450 million in total capital expenditures, excluding capitalized interest, of which $150 million to $225 million will be contributed by vendors through existing NPI programs or deferral programs.

ATP had unrestricted cash of $182.1 million and restricted cash of $43.8 million at March 31, 2011.

ATP's selected financial data schedule below contains additional information on the company’s activities for first quarter 2011 and comparable 2010 period.

Selected Financial Data	Three Months Ended
(Unaudited)	March 31,
	2011	2010

Production
Natural gas (MMcf)	4,449	3,751
Gulf of Mexico	3,813	2,778
North Sea	636	973
Oil and condensate (MBbls)	1,600	872
Gulf of Mexico	1,599	869
North Sea	1	3
Natural gas, oil and condensate
MMcfe	14,048	8,983
MBoe	2,341	1,497

Average Prices
Natural gas (per Mcf)	$4.91	$5.31
Gulf of Mexico	4.30	5.22
North Sea	8.57	5.59
Oil and condensate (per Bbl)	90.40	71.65
Natural gas, oil and condensate
Per Mcfe	$11.85	$9.17
Per Boe	71.10	55.02

Deferred Revenue Recognized ($000's)
Natural gas	$-	$1,517
Oil and condensate	-	9,102
Total	$-	$10,619

Gain (Loss) on Oil and Gas Derivatives ($000's)
Natural gas contracts
Realized or settled during the period	$606	$782
Unrealized	(3,636)	12,185
Oil and condensate contracts
Realized or settled during the period	(8,012)	(2,851)
Unrealized	(39,220)	(6,581)
Total	$(50,262)	$3,535

First Quarter 2011 Conference Call

ATP Oil & Gas Corporation (NASDAQ: ATPG) will host a conference call on Tuesday, May 10th at 10:30 am CDT to discuss the company’s first quarter results followed by a Q&A session.

1st Quarter Results Conference Call

Date: Tuesday, May 10, 2011

Time: 11:30 am EDT; 10:30 am CDT; 9:30 am MDT and 8:30 am PDT

ATP invites interested persons to listen to the live webcast on the company’s website at www.atpog.com. Phone participants should dial 888-395-3241. A digital replay of the conference call will be available at 888-203-1112, ID# 7663088, for a period of 24 hours beginning at 2:00 pm CDT.

About ATP Oil & Gas Corporation

ATP Oil & Gas is an international offshore oil and gas development and production company focused in the Gulf of Mexico, Mediterranean Sea and North Sea. The company trades publicly as ATPG on the NASDAQ Global Select Market. For more information about ATP Oil & Gas Corporation, visit www.atpog.com.

Forward-looking Statements

Certain statements included in this news release are "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. ATP cautions that assumptions, expectations, projections, intentions, or beliefs about future events may, and often do, vary from actual results and the differences can be material. Some of the key factors which could cause actual results to vary from those ATP expects include changes in oil and natural gas prices, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as ability to access them, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting its business. While ATP does not file reports with the SEC containing probable and possible reserve quantities, ATP occasionally will include them in presentations and discuss such reserves publicly. ATP and its independent third party reservoir engineers use the term “probable” to describe volumes of reserves potentially recoverable through additional drilling or recovery techniques that, by their nature, are more speculative than estimates of proved reserves. Any estimates of reserves in this news release have been prepared by our independent third party engineers. More information about the risks and uncertainties relating to ATP's forward-looking statements is found in the company's SEC filings.

CONSOLIDATED BALANCE SHEETS
(In Thousands)
(Unaudited)
	March 31,	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$182,125	$154,695
Restricted cash	33,774	30,270
Accounts receivable (net of allowance of $225 and $225, respectively)	99,057	92,737
Deferred tax asset	8,191	8,191
Derivative asset	-	1,688
Other current assets	22,207	26,408
Total current assets	345,354	313,989

Oil and gas properties (using the successful efforts method of accounting):
Proved properties	4,381,633	4,291,440
Unproved properties	21,041	20,402
	4,402,674	4,311,842
Less accumulated depletion, depreciation, impairment and amortization	(1,492,372)	(1,407,206)
Oil and gas properties, net	2,910,302	2,904,636

Restricted cash	10,000	10,000
Deferred financing costs, net	48,284	48,353
Other assets, net	13,139	13,124
Total assets	$3,327,079	$3,290,102

Liabilities and Equity
Current liabilities:
Accounts payable and accruals	$273,527	$230,703
Current maturities of long-term debt	26,987	21,625
Asset retirement obligation	41,955	43,386
Derivative liability	54,885	37,893
Other current liabilities	101,341	86,521
Total current liabilities	498,695	420,128

Long-term debt	1,952,983	1,857,784
Other long-term obligations	405,949	472,500
Asset retirement obligation	127,001	123,472
Deferred tax liability	26,418	16,956
Derivative liability	32,734	6,425
Total liabilities	3,043,780	2,897,265

Temporary equity-redeemable noncontrolling interest	140,851	140,851

Shareholders' equity:
Convertible preferred stock, $0.001 par value	140,000	140,000
Common stock, $0.001 par value	51	51
Additional paid-in capital	569,575	570,739
Accumulated deficit	(473,655)	(356,866)
Accumulated other comprehensive loss	(92,612)	(101,027)
Treasury stock, at cost	(911)	(911)
Total shareholders' equity	142,448	251,986
Total liabilities and equity	$3,327,079	$3,290,102

CONSOLIDATED INCOME STATEMENTS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2011	2010

Oil and gas production revenues	$166,500	$93,029

Costs, operating expenses and other:
Lease operating	32,407	29,635
Exploration	-	712
General and administrative	9,745	11,509
Depreciation, depletion and amortization	79,320	36,001
Impairment of oil and gas properties	-	8,237
Accretion of asset retirement obligation	3,664	3,390
Drilling interruption costs	18,498	-
Loss on abandonment	1,269	151
Gain on exchange/disposal of properties	-	(11,974)
Other, net	(9)	(946)
	144,894	76,715
Income from operations	21,606	16,314

Other income (expense):
Interest income	57	144
Interest expense, net	(75,485)	(12,219)
Derivative income (expense)	(50,262)	3,535
	(125,690)	(8,540)
Income (loss) before income taxes	(104,084)	7,774

Income tax expense:
Current	-	(553)
Deferred	(9,142)	(852)
	(9,142)	(1,405)
Net income (loss)	(113,226)	6,369
Less income attributable to the redeemable noncontrolling interest	(3,563)	(4,455)
Less convertible preferred stock dividends	(2,758)	(2,800)
Net loss attributable to common shareholders	$(119,547)	$(886)

Net loss per share attributable to common shareholders:
Basic	$(2.34)	$(0.02)
Diluted	$(2.34)	$(0.02)

Weighted average number of common shares:
Basic	51,020	50,450
Diluted	51,020	50,450

CONSOLIDATED CASH FLOW DATA
(In Thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2011	2010
Cash flows from operating activities:
Net income (loss)	$(113,226)	$6,369
Adjustments to operating activities	153,903	26,430
Changes in assets and liabilities	45,498	(27,330)
Net cash provided by operating activities	86,175	5,469

Cash flows from investing activities:
Additions to oil and gas properties	(95,648)	(157,349)
Proceeds from disposition of properties	-	2,053
Increase in restricted cash	(3,504)	(35,477)
Net cash used in investing activities	(99,152)	(190,773)

Cash flows from financing activities:
Proceeds from first lien term loans	59,400	-
Proceeds from term loan facility - Titan assets	45,000	-
Proceeds from term loans	-	46,000
Payments of term loans	(5,000)	(17,310)
Deferred financing costs	(2,781)	(8,858)
Proceeds from other long-term obligations	-	171,136
Payments of other long-term obligations	(33,926)	(13,450)
Distributions to noncontrolling interest	(3,563)	(3,563)
Preferred stock dividends	(2,758)	(2,856)
Payments of short-term borrowings	(16,854)	-
Exercise of stock options/warrants	163	2,562
Net cash provided by financing activities	39,681	173,661

Effect of exchange rate changes on cash and cash equivalents	726	(483)

Increase (decrease) in cash and cash equivalents	27,430	(12,126)
Cash and cash equivalents, beginning of period	154,695	108,961

Cash and cash equivalents, end of period	$182,125	$96,835

Other Long-term Obligations
(In Thousands)

	March 31,	December 31,
	2011	2010
Net profits interests	$315,275	$331,776
Dollar-denominated overriding royalty interests	24,761	52,825
Gomez pipeline obligation	74,767	73,868
Vendor deferrals – Gulf of Mexico	2,824	7,096
Vendor deferrals – North Sea	87,081	90,874
Other	2,582	2,582
Total	507,290	559,021
Less current maturities	(101,341)	(86,521)
Other long-term obligations	$405,949	$472,500

Cash Payments Related to Other Long-term Obligations
(In Thousands)

Three Months
Ended
March 31,
2011
Net profits interests	$18,567
Dollar-denominated overriding royalty interests	29,402
Gomez pipeline financing	4,503
Vendor deferrals	9,941
Total payments (1)	$62,413

(1) Includes principal of $33,926 and interest of $28,487. The weighted average effective interest rate on our other long-term obligations was 17.8% as of March 31, 2011.

Hedging and Derivatives Contracts
(Unaudited)

	2011				2012					2013
	2Q	3Q	4Q	FY	1Q	2Q	3Q	4Q	FY	1Q	FY
Gulf of Mexico
Natural Gas Swaps
Volumes (MMMBtu)	1,365	1,380	1,380	4,125	1,365				1,365
Price ($/MMBtu)	$4.64	$4.64	$4.64	$4.64	$4.64				$4.64
Natural Gas Calls
Volumes (MMMBtu)	610	920	920	2,450	910	910	920	920	3,660
Price ($/MMBtu)	$4.70	$4.70	$5.10	$4.86	$5.30	$5.30	$5.30	$5.10	$5.35
Crude Oil Swaps
Volumes (MBbls)	819	751	874	2,444	796	773	782	782	3,133	90	90
Price ($/Bbl)	$92.67	$92.37	$91.95	$92.32	$89.21	$89.79	$89.79	$89.79	$89.64	$90.40	$90.40
Crude Oil Reparticipation Calls
Volumes (MBbls)	212	184	184	580
Price ($/Bbl)	$110.71	$110.00	$110.00	$110.27

North Sea
Natural Gas Swaps
Volumes (MMMBtu)	455	460	460	1,375	455	455	460	276	1,646
Price ($/MMBtu)(1)	$7.50	$7.50	$8.90	$7.97	$8.90	$7.74	$7.74	$8.77	$8.23

The above are ATP's financial and physical commodity contracts outstanding as of May 9, 2011
Additional hedges, derivatives and fixed price contracts, if any, will be announced during the year.
(1) Assumes currency translation rate of : 1.66 USD per GBP which approximates the rate as of May 9, 2011

CONTACT:
ATP Oil & Gas Corporation, Houston
T. Paul Bulmahn, 713-622-3311
Chairman and CEO
or
Albert L. Reese Jr., 713-622-3311
Chief Financial Officer
www.atpog.com